Exhibit 23.02


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 being filed with the Securities and Exchange Commission of our report, dated June 11, 1998 (except as set forth therein), on the consolidated financial statements of Diversion Hold ings Corporation (formerly Fun Tyme Concepts, Inc.) and subsidiaries (the "Company") as of and for the year ended March 31, 1998, which appears in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, and contains an explanatory para graph with respect to the Company's ability to continue as a going concern.



                                                                  J. H. COHN LLP

Roseland, New Jersey
March 9, 1999